Exhibit 10.3

ASSET MANAGEMENT AGREEMENT

This ASSET MANAGEMENT AGREEMENT (this “Agreement”), dated September 18, 2025 and effective on the closing date of the PIPE Financing (as defined below, and such date, the “Effective Date”), is entered into by and between Agriforce Growing Systems Ltd. (the “Client”) and Hivemind Capital Partners, LLC (the “Asset Manager” and, together with the Client, the “Parties”, and each, a “Party”).

WHEREAS, in connection with the launch of a digital asset strategy, the Asset Manager and the Client expect to raise funds in the form of a common stock private investment in public equity (the “PIPE Financing”);

WHEREAS, the Client wishes to appoint the Asset Manager to manage certain assets of the Client, including, without limitation, the Client’s proceeds from the PIPE Financing and any other funds or assets raised or allocated by the Client, as of the Effective Date or in the future, in connection with any of the Client’s digital asset strategies; and

WHEREAS, the Asset Manager wishes to be appointed by the Client for such purposes, subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to be bound on the terms and conditions set forth below:

1. Appointment of the Asset Manager; Authority. The Client hereby appoints the Asset Manager to provide discretionary asset management services with respect to the Account Assets (as defined below) in the accounts or digital asset “wallets” identified in Schedule A attached hereto as amended from time to time, collectively, the “Account”) maintained with one or more custodian(s) or digital asset wallet providers acceptable to the Asset Manager, provided that only digital asset wallets controlled by the Client, to which the Asset Manager has restricted access (as further described in Section 4(a)), shall be permitted (collectively, the “Custodian”). The Asset Manager hereby accepts its appointment and agrees to provide such asset management services upon the terms and conditions set forth herein. The Client agrees that the Asset Manager may provide the services under this Agreement via affiliates of the Asset Manager (“Asset Manager Affiliates”). The appointment set forth in this Section 1 shall extend to all funds or assets raised, received, or allocated by the Client (or its affiliates), as of the Effective Date or in the future, in connection with any of the Client’s (or its affiliates’) digital asset strategies and the Client agrees that the Asset Manager shall be permitted to amend Schedule A to reflect any such appointment from time to time.

2. Account Assets; Expenses.

(a) The “Account Assets” shall consist of (i) proceeds received by the Client (or its affiliates) in connection with the PIPE Financing, (ii) any funds or assets raised, received, or allocated by the Client (or its affiliates), as of the Effective Date or in the future, in connection with any of the Client’s (or its affiliates’) digital asset strategies (including, without limitation, any capital raises, financings, or other sources of funds related to such strategies), and (iii) any additional cash proceeds designated as “Account Assets” in accordance with this Section 2, in each case which the Client agrees it has placed or will place into the Account, as well as all investments thereof, proceeds of, income on and additions or accretions to same, including all assets which are or were in the Account, but which are staked from time to time in accordance with this Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary in the foregoing sentence, “Account Assets” shall not be deemed to include any assets constituting or attributable to the Operations Funding Amount (as defined below), or any account or sub-account solely established to hold or disburse the Operations Funding Amount. The (i) cash proceeds of the PIPE Financing, (ii) cash proceeds the Client receives in connection with additional capital raises, financings, or other sources of funds, and (iii) additional available assets placed in the Account (collectively, the “Available Capital”) shall be contributed by the Client to the Account. The Client shall notify the Asset Manager of its intention to contribute Available Capital to be designated and maintained as Account Assets held in the Account three (3) business days in advance of such contribution. The Client further acknowledges that the Account Assets constitute only a portion of the Client’s overall assets and investment portfolio and that the Asset Manager, in exercising the discretionary authority conferred by this Agreement, shall have no duty, responsibility, or liability with respect to any assets of the Client other than the Account Assets. As used herein, “Operations Funding Amount” means that certain amount used to fund the Client’s existing business operations for at least one year following the Effective Date, in an amount expected to be around and at least $10 million (USD) which shall include the “Blue Flare” acquisition and the funding thereof in an amount equal to approximately $6,600,000. The Client and the Asset Manager will work together in good faith prior to the Effective Date to discuss and prepare a mutually agreed post-PIPE Financing plan for the Client’s existing business operations. The Client and the Asset Manager agree that the Operations Funding Amount shall be used solely in accordance with the post-PIPE Financing plan and shall be allocated to support the Client’s existing business operations (including working capital and on-going commitments), and not for expansionary activities or new initiatives outside of the scope of the post-PIPE Financing plan. Disbursement of the Operations Funding Amount shall be made in tranches at the times specified in the post-PIPE Financing plan, subject to receipt of approvals from Client’s management and the Client’s Board of Directors.

(b) The Parties agree that the “Account Assets” shall not include “securities” as defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”), unless otherwise agreed to by the Parties in writing. The Client understands and agrees that (i) it is not engaging the Asset Manager to provide investment advice about securities and (ii) for so long as the Account Assets do not include securities and the Asset Manager’s services hereunder are confined to non-securities, the Client is not an “advisory client” for purposes of the Advisers Act, and to the fullest extent permitted by applicable law, shall not be afforded the protections of advisory clients under the Advisers Act.

(c) Each Party shall be responsible for its own overhead costs incurred in connection with the negotiation of this Agreement; provided, however, that all documented legal fees and expenses and other costs incurred by the Asset Manager in connection with the negotiation, preparation, and execution of this Agreement (including, without limitation, any legal expenses) shall be reimbursed in full by the Client to the Asset Manager upon, or promptly following, the Effective Date.

(d) In addition to the Management Fee, the Client shall promptly reimburse the Asset Manager for all documented out-of-pocket expenses incurred by the Asset Manager in connection with the management of the Account, including, without limitation, legal fees, compliance costs, audit expenses, regulatory filing fees, execution and platform fees, staking fees, brokerage fees, software licenses and any other costs or expenses reasonably incurred in connection with the performance of the Asset Manager’s duties under this Agreement (including any expenses described in Section 13(b) herein). Such reimbursement shall be made within thirty (30) days of the Client’s receipt of an invoice or other reasonable documentation evidencing such expenses.

3. Authority of Asset Manager.

(a) Generally. The Asset Manager (and, where applicable, any Asset Manager Affiliate) shall have sole discretionary responsibility and authority regarding the asset management of the Account Assets and, as herein provided, shall from time to time direct the investment and reinvestment of such assets in the Account. The Asset Manager (and, where applicable, any Asset Manager Affiliate) shall have full power and authority to:

(i) enter into all transactions and other undertakings that the Asset Manager may deem necessary or advisable to carry out its investment decisions, including but not limited to the ability to buy, sell, exchange, convert, swap, stake, redeem, and otherwise trade in digital assets;

(ii) purchase, acquire, hold, invest, reinvest, sell, stake, redeem or dispose of, or otherwise trade in any assets which constitute or will constitute all or any portion of the Account Assets, and place orders with respect to, and arrange for any of the foregoing;

(iii) select prime brokers, market makers, digital asset wallet and custody providers, staking and restaking service providers and other intermediaries, exchanges and counterparties, which may or may not be affiliated with the Asset Manager, as may be necessary to execute transactions as described above and any other transactions contemplated herein, and to instruct the Custodian to open accounts in the name, or for the benefit, of the Client with such selected prime brokers, market makers, digital asset wallet and custody providers, staking and restaking service providers and other intermediaries, exchanges and counterparties and to pay reasonable fees and charges applicable to transactions in the Account;

(iv) instruct the Custodian to deliver an asset sold, exchanged or otherwise disposed of by the Account in exchange for cash and to deliver cash to pay for assets delivered to the Custodian that were acquired by the Account;

(v) instruct the Custodian to exercise or abstain from exercising any option, privilege or right held in the Account;

(vi) monitor the correct collection of income on the Account Assets by the Custodian;

(vii) execute, in the name and on behalf of Client, all such documents and take all such other actions which Asset Manager shall deem requisite, appropriate or advisable to carry out its duties hereunder, provided that all actions authorized by this Agreement and executed by the Asset Manager pursuant to the authority herein granted shall be consummated by the Custodian;

(viii) to engage such independent agents, administrators, subadvisors, attorneys and accountants as the Asset Manager may deem necessary or advisable for the Account Assets and to instruct the Custodian to pay on behalf of the Client all reasonable and documented fees incurred thereby (including reasonable and documented legal and accounting fees and disbursements, commissions, banking, brokerage, registration and private placement fees, and transfer, capital and other taxes, duties and costs incurred in connection with the making of investments by the Client in Account transactions); and

(ix) take any other action with respect to property in the Account as necessary or desirable to carry out its obligations under this Agreement (except that the Asset Manager is not authorized to withdraw any money or other property from the Account either in the name of the Client or otherwise and shall under no circumstances act as custodian of the Account or take or have title to, or authority to take possession of the Account Assets, except as expressly described herein).

(b) Applicability. The authority granted to the Asset Manager under this Agreement shall remain in full force and effect until explicitly revoked by the Client in writing and received by the Asset Manager. Such revocation shall not affect any transactions or actions taken by the Asset Manager prior to receipt of the revocation notice. The revocation shall become effective only upon receipt by the Asset Manager.

(c) Power of Attorney. In furtherance of the authority set forth in paragraph (a) above, the Client hereby irrevocably designates and appoints the Asset Manager as its true and lawful agent and attorney-in-fact, with full power and authority and without further approval of the Client, in the Client’s name, place, and stead, to (i) negotiate, make, execute, sign, acknowledge, swear to, deliver, record, and file any agreements, documents, or instruments which the Asset Manager deems necessary or desirable to carry out fully the provisions of this Agreement, and (ii) perform all other acts contemplated by this Agreement or necessary, advisable, or convenient to carry out its duties hereunder. Notwithstanding the foregoing and for the avoidance of doubt, this power of attorney shall not permit the Asset Manager to take any action that would impute the Asset Manager with “custody” as defined in Advisers Act Rule 206(4)-2, other than direct withdrawal of the Management Fee as described in Advisers Act Rule 206(4)-2(b)(3). This limited power of attorney is coupled with an interest, shall be irrevocable, and shall survive and not be affected by the Client’s insolvency or dissolution; provided, however, that it shall become revocable upon the expiration of such interest and shall terminate upon the termination of this Agreement in accordance with Section 13. The Client hereby ratifies and confirms all lawful actions taken by the Asset Manager pursuant to this power of attorney. Any third party may rely upon a copy of this power of attorney as if it were an original. The Asset Manager shall not be liable for any act or omission taken in good faith reliance on this power of attorney. This power of attorney is subject to the terms and limitations set forth in this Agreement.

4. Custody of Assets.

(a) Assets held by Custodian. All Account Assets shall be held in accounts and/or digital asset wallets established and controlled by the Client, to which the Asset Manager has restricted access. Title to the Account and all Account Assets shall be held in the name of the Client, provided that for convenience in buying, selling and exchanging assets, title to such assets may be held in the name of the Custodian, or its nominee, or the street name of the Client’s Custodian. The Asset Manager does not have any authority to, and shall not take any actions which would cause the Asset Manager to, take or have possession or “custody” within the meaning of Advisers Act Rule 206(4)-2, of any cash, securities or any other assets of the Client. Neither the Asset Manager nor any Asset Manager Affiliate shall take physical custody, possession, or have any authority to take physical custody or possession of, or handle any cash, mortgages or deeds of trust, or other indicia of ownership of any of the Account Assets nor shall they have the authority or ability to transfer, withdraw, or otherwise remove Account Assets from the Account. All transactions authorized by this Agreement and executed by the Assets Manager pursuant to the authority herein granted shall be consummated by the Custodian. The Asset Manager shall under no circumstances act as custodian for the Account or take, have title, possession, or any authority to take physical custody or possession of the Account Assets. Instructions by the Asset Manager to the Custodian with respect to the Account Assets shall be made electronically (e.g., through an API feed), in writing, or by other documented means agreeable to both parties. For the avoidance of doubt, nothing herein shall permit the Asset Manager to take any action that would impute the Asset Manager with “custody” as defined in Advisers Act Rule 206(4)-2.

(b) Expenses of the Custodian; No Liability. The Client shall pay all charges, fees and expenses of the Custodian and any sub-custodian(s). The fees charged to the Client by the Custodian are exclusive of, and in addition to, the Management Fees and other charges, discussed herein. The Asset Manager shall have no liability with respect to the choice of Custodian or loss of private keys or access to the Account, except for any loss of access relating to the Asset Manager’s own Disqualifying Action (as defined below).

5. Proper Instructions.

(a) All instructions communicated hereunder to the Asset Manager from the Client shall be made in writing and transmitted to the Asset Manager by persons properly authorized by the Client. Any such communication appropriately indicating that it reflects action or instruction by the Client may be so accepted by the Asset Manager and the Asset Manager shall have no obligation to inquire further with respect thereto and shall be fully protected in relying and acting upon the writing so indicating the action or instruction of the Client.

(b) The Client shall provide the Asset Manager with a list of authorized persons, their email addresses, and their specimen signatures from whom the Asset Manager may accept written day to day instructions, confirmations or authority under this Agreement (“Proper Instructions”) and the Asset Manager shall be fully protected in relying on such list. As of the date of this Agreement, the Client’s list of authorized persons and their specimen signatures are as set forth in Schedule B attached hereto. Proper Instructions may be sent via email, Adobe’s Portable Document Format (“PDF”) or other electronic transmission.

6. Management Fees.

(a) The Client shall pay the Asset Manager an annual management fee (the “Management Fee”) equal to one and one-quarter percent (1.25%) of the Account Size. The Management Fee shall be calculated and payable quarterly in advance, as of the first business day of each calendar quarter. The quarterly Management Fee shall be equal to one-fourth (1/4) of the annual rate, applied to the Account Size as of the relevant calculation date.

(b) If the Client increases the Account Size during a calendar quarter, the Management Fee attributable to such increase shall be calculated on a pro rata basis for the remainder of the quarter and paid by the Client as of the first business day of the immediately following calendar quarter. If this Agreement is terminated or the Account is funded or closed during a quarter, the Management Fee for such quarter shall be calculated on a pro rata basis for the period during which the Account was managed.

(c) For purposes of this Agreement, “Account Size” means the net asset value of the Account as of the relevant calculation date, determined in good faith by the Asset Manager in accordance with its valuation policies and procedures, and shall include all cash, digital assets, and other property held in the Account. Unless otherwise agreed in writing by the Parties, all profits (realized and unrealized) and interest or income shall increase the Account Size, and all losses (realized and unrealized) and interest or other expenses shall decrease the Account Size. Management Fees payable to the Asset Manager pursuant to this Agreement shall further decrease the Account Size as and when such Management Fees are deducted from the Account.

(d) The Management Fee shall be paid in U.S. dollars (USD), unless the Client and the Asset Manager agree in writing to a different currency or form of payment. The Client shall pay the Management Fee directly to the Asset Manager by wire transfer or by another payment method designated by the Asset Manager and agreed in writing by the Client. Alternatively, if authorized by the Client in writing, the Asset Manager may deduct the Management Fee directly from the Account in accordance with applicable law (including, without limitation, Rule 206(4)-2(b)(3) under the Investment Advisers Act of 1940) and the terms of this Agreement.

7. Representations of the Asset Manager. The Asset Manager represents to the Client as follows:

(a) the Asset Manager has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) the Asset Manager has or will obtain all other governmental authorizations, approvals, consents or filings required in connection with the execution, delivery or performance of this Agreement by the Asset Manager;

(c) the Asset Manager is a registered investment adviser pursuant to the Investment Advisers Act of 1940;

(d) this Agreement constitutes a binding obligation of the Asset Manager, enforceable against the Asset Manager in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

(e) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Asset Manager is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Asset Manager or the Client or that would materially impede the Asset Manager’s ability to perform its obligations hereunder.

The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Asset Manager shall promptly notify the Client of such event.

8. Representations of the Client. The Client represents and warrants to the Asset Manager as follows:

(a) the Client has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) the Client has the authority to appoint the Asset Manager to manage the assets held in the Account and has, by appropriate action, duly authorized the execution and implementation of this Agreement;

(c) this Agreement constitutes a binding obligation of the Client, enforceable against the Client in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(d) there are no actions, suits, or proceedings pending or, to the Client’s knowledge, threatened against the Client before any court or governmental authority that would affect the Client’s ability to perform its obligations under this Agreement;

(e) the Client is not relying on any communication (written or oral) of the Asset Manager as investment advice or as a recommendation to enter into this Agreement, and the Client has made its own independent decision to enter into this Agreement;

(f) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Client is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Asset Manager or the Client or that would materially impede the Client’s ability to perform its obligations hereunder;

(g) except in either case to the extent the Client has notified the Asset Manager in writing: (i) the Account Assets belong to the Client free and clear of any liens or encumbrances, and (ii) the Client will not pledge or encumber any Account Assets;

(h) the Client is not an investment company (as that term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(i) the Client is experienced in engaging asset managers and is aware of the risks associated with such engagements in general, and that it understands the risks associated with the investments contemplated hereby, and the risk that the Account could suffer substantial diminution in value, including complete loss;

(j) the Client has reviewed all other materials and agreements provided by the Asset Manager relating to the Account and to the investments contemplated hereby, understands such materials and agreements and has had the opportunity to ask questions regarding such materials and agreements;

(k) the Client is an “accredited investor” as that term is or may in the future be defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”);

(l) the Client is a “qualified institutional buyer” as defined in paragraph (a) of Rule 144A promulgated under the Securities Act;

(m) the Client is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) - (viii) under the Securities Act (each, a “Disqualification Event”), except for any Disqualification Event that is (i) covered by Rule 506(d)(2)(i) under the Securities Act and disclosed in writing to the Account Manager, as applicable, or (ii) covered by Rules 506(d)(2)(ii) - (iii) under the Securities Act. It has exercised reasonable care to determine whether it is subject to a Disqualification Event and shall promptly notify the Account Manager in writing should it become aware of any Disqualifying Event during the term of this Agreement;

(n) the Account Assets held in the Account are not assets: of an “employee benefit plan” as defined in and subject to the fiduciary responsibility provisions of the U.S. Employee Retirement Security Act of 1974, as amended (“ERISA”); a “plan” as defined in and subject to Section 4975 of the Code; a government plan, foreign plan, or church plan subject to laws similar to ERISA or Section 4975 of the Code; or an entity that holds “plan assets” as defined in Section 3(42) of ERISA;

(o) the Client represents and warrants that (i) the monies being used by it to fund the Account and the Account Assets held in the Account as of the Effective Date are not (A) derived from or related to any illegal activities, including but not limited to money laundering activities, or (B) derived from, invested for the benefit of or related in any way to the governments of, or persons within, any country under a U.S. embargo enforced by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) the opening, operation and maintenance of the Account does not directly or indirectly contravene U.S. federal, state, international or other laws or regulations, including anti-money laundering laws;

(p) neither the Client, nor any person controlling, controlled by, or under common control with it, nor any shareholder or other person having a beneficial interest in the Client is a Prohibited Investor,1 and Account Assets are not being invested on behalf, or for the benefit, of any Prohibited Investor. Neither the Client nor any director, officer, partner, member, affiliate, nor, if the Client is an unlisted company, any shareholder or beneficial owner of the Client, is a Senior Foreign Political Figure,2 any member of a Senior Foreign Political Figure’s Immediate Family3 or any Close Associate4 of a Senior Foreign Political Figure unless the Client has notified Asset Manager of such fact. The Client is not resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.5 No Account Assets originate from, nor were they routed through, an account maintained at a Foreign Shell Bank,6 an offshore bank, a bank organized or chartered under the laws of a jurisdiction that has been designated by FATF as non-cooperative with international anti-money laundering principles or a financial institution subject to special measures under Section 311 of the USA PATRIOT Act. If the Client or any person controlling, controlled by, or under common control with the Client is organized under the laws of a country other than the United States to engage in the business of banking, the Client or such person, as the case may be, either: (i) has a Physical Presence7 in a country in which the Client (or such person) is authorized to conduct banking activities, at which address the Client (or such person): (a) employs one or more persons on a full-time basis, (b) maintains operating records relating to its banking business, and (c) is subject to inspection by the banking authority from which it obtained its banking license; or (ii) is affiliated with a financial institution that maintains a Physical Presence in the United States or another country and is subject to supervision by a banking authority regulating such affiliated financial institution; and

1 “Prohibited Investors” include: (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by Office of Foreign Assets Control (“OFAC”) or prohibited under OFAC country sanctions, or any blocked persons list maintained by a governmental or regulatory body as may become applicable to the Trustee or Fund, (2) any Foreign Shell Bank, (as defined below), and (3) any person or entity resident in or whose funds are transferred from or through an account in a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as Financial Action Task Force (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gafi.org for FATF’s list of Non-Cooperative Countries and Territories.

2 “Senior Political Figure” means a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a U.S. or foreign government (whether elected or not), a current or former senior official of a major U.S. or foreign political party, or a current or former senior executive of a U.S. or foreign government-owned or substantially controlled enterprise. In addition, a Senior Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Political Figure. Senior executives are individuals with substantial authority over policy, operations, or the use of government-owned resources.

3 “Immediate Family” with respect to a Senior Political Figure, typically includes the figure’s parents, siblings, spouse, children and in-laws.

4 “Close Associate” means, with respect to a Senior Political Figure, a person who is widely and publicly known internationally, or personally known by the Account Manager, to maintain an unusually close relationship with the Senior Political Figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the Senior Political Figure.

5 Notice of jurisdictions that have been designated by the Treasury Department as a primary money laundering concern under Section 311 are published in the Federal Register and on the website of the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) at https://www.fincen.gov/resources/statutes-and-regulations/311-special-measures. FinCEN also issues advisories regarding jurisdictions that it deems to be deficient in their counter-money laundering regimes. Such advisories are posted at https://www.fincen.gov/resources/advisoriesbulletinsfact-sheets/advisories.

6 “Foreign Shell Bank” means a Foreign Bank without a Physical Presence (each as defined below) in any country but does not include a Regulated Affiliate (as defined below). “Regulated Affiliate” means a Foreign Shell Bank that: (i) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country, as applicable; and (ii) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank. “Foreign Bank” means an organization that (i) is organized under the laws of a country outside the United States; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in the regular course of its business; and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

7 “Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a county in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (i) employs one or more individuals on a full-time basis; (ii) maintains operating records related to its banking activities; and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

(q) the Client understands, acknowledges, represents and agrees that (i) it is the Asset Manager’s policy to comply with anti-money laundering, embargo and trade sanctions, or similar laws, regulations, requirements (whether or not with force of law) or regulatory policies to which it is or may become subject (collectively “Requirements”) and to interpret them broadly in favor of disclosure, (ii) the Asset Manager could be requested or required to obtain certain assurances from the Client, disclose information pertaining to it to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future, (iii) the Client will provide additional information or take such other actions as may be necessary or advisable for the Asset Manager to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) or otherwise, and (iv) the Asset Manager and its agents may disclose to relevant third parties information pertaining to the Client in respect of Requirements or information requests related thereto.

(r) The Client represents that it has in place, and has uniformly applied, anti-money laundering policies and procedures reasonably designed to comply with the Requirements, including without limitation to verify the identity of any person controlling, controlled by, or under common control with it, its shareholders and other persons having a beneficial interest in the Client and their respective sources of funds.

The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Client shall promptly notify the Asset Manager of such event.

9. Client Acknowledgements.

(a) Cooperation. The Client acknowledges that the information provided by the Client on any Account opening forms, including without limitation, information pertaining to the Client’s legal or tax status, address or other contact information will be relied upon by the Asset Manager, and the Client agrees that if any such information shall hereafter change or become inaccurate, the Client shall notify the Asset Manager in writing of such change or inaccuracy as soon as reasonably practicable. The Client shall cooperate with the Asset Manager in the performance of its services under this Agreement and, upon the Asset Manager’s reasonable request, shall provide the Asset Manager with timely access to and use of personnel, facilities, equipment, data and information to the extent necessary to permit the Asset Manager to perform its services under this Agreement.

(b) Risk Factors; Conflicts of Interest; Non-Exclusive Management.

(i) The Client acknowledges that it has read, carefully considered and understood the risk factors set forth in the Asset Manager’s Form ADV Part 2A Brochure (which can be accessed at: https://adviserinfo.sec.gov/) and hereby acknowledges and consents to the conflicts of interest described therein. The Asset Manager shall devote such part of its time as the Asset Manager determines is reasonably needed for the services contemplated under this Agreement; provided, however, that this Agreement shall not prevent the Asset Manager from rendering similar services to other persons, trusts, corporations or other entities. Nothing contained herein or provided hereby shall be construed as securities, legal, tax or accounting advice by the Asset Manager.

(ii) Nothing in this Agreement shall limit or restrict the Asset Manager, its affiliates, and their respective members, partner, officers, employees, and other personnel (the “Asset Manager and its Affiliates”) from, as permitted by law, utilizing identical or similar trading strategies as the Account or buying, selling or trading in any asset for its own or their own accounts or for the accounts of other clients (“Other Accounts”). The Asset Manager and its Affiliates may give advice or take action with respect to such Other Accounts that differs from, or is similar to, the advice given with respect to the Client. The investment methods and strategies the Asset Manager and its Affiliates utilize in managing and advising the Client are the property of the Asset Manager and may be utilized by the Asset Manager and its Affiliates in managing Other Accounts; however, investment decisions and allocations will not necessarily be the same among the Client and Other Accounts. Investments made by the Client may not, and are not intended to, replicate the investments or the investment methods and strategies of Other Accounts, and in some cases the Asset Manager and its Affiliates may take positions for Other Accounts that are different or opposite those of the Client. In such cases, the Asset Manager and its Affiliates may have disparate interests in managing such investments for the Client and Other Accounts. Other Accounts may produce results that are materially different from those experienced by the Client. The Client acknowledges that the Asset Manager and its officers, affiliates and employees, and the Asset Manager’s other clients may as permitted by law at any time have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired for or disposed of from the Account. As permitted by law the Asset Manager shall have no obligation to acquire for the Account a position in any investment which the Asset Manager, its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client.

(c) Order Aggregation and Allocation. The Client acknowledges and agrees that the Asset Manager manages other portfolios, including some that may use investment strategies substantially similar to those of the Account, and expects that purchases or sales of the same assets will be made on behalf of the Account and the other portfolios managed by the Asset Manager. The Asset Manager may, but is not obligated to, aggregate orders for the purchase or sale of assets on behalf of the Account with orders on behalf of other portfolios the Asset Manager manages. The Client acknowledges that, while the Asset Manager will seek to allocate the opportunity to purchase or sell such assets among the Account and such other portfolios in a manner it deems equitable over time, the Asset Manager shall not be required to assure equality of treatment among all of its clients.

(d) Brokerage Practices. The Client acknowledges and agrees that the Asset Manager shall select brokers or dealers to effect the purchase and sale of assets and to execute and deliver brokerage and customer agreements with any such broker or dealer in the name and on behalf of the Client, which brokers or dealers may be Asset Manager Affiliates. The Asset Manager shall designate the broker or brokers through which transactions for the Account are executed at such prices and commissions that, in the Asset Manager’s good faith judgment, will be in the best interest of the Account. The Asset Manager shall have authority to and may consider such factors as price, transaction costs, a broker’s or dealer’s ability to effect the transactions, access to securities, reliability and financial responsibility, commitment of capital, and the provision or payment by the broker of the costs of research and research-related services which are of benefit to the Asset Manager or its clients, as well as other factors that the Asset Manager deems appropriate to consider under the circumstances. Accordingly, when the Asset Manager places orders for the purchase or sale of an asset for the Account, in selecting brokers or dealers to execute such orders, the Client expressly authorizes the Asset Manager to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Account directly or indirectly. Without limiting the generality of the foregoing, the Asset Manager is authorized to cause the Account to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Account or who otherwise provide brokerage and research services utilized by the Asset Manager.

(e) Legal Proceedings. Unless otherwise agreed in writing by the Asset Manager, the Asset Manager shall have no obligations to take any action on behalf of the Client in any legal proceedings, including bankruptcies or class actions, involving any securities held, or formerly held, in the Account or issuers of such securities. At the Client’s request, the Asset Manager will endeavor to assist with administrative matters in respect of any settlement or judgment. Nonetheless, this provision shall not apply for any actions involving the Asset Manager’s conduct or the performance of its duties under this Agreement.

(f) Transactions with Affiliates. The Client acknowledges and agrees that the Asset Manager may cause the Account to enter into transactions and other arrangements with the Asset Manager, Asset Manager Affiliates or other investment funds or managed accounts managed by the Asset Manager or the Asset Manager Affiliates that, to the extent that they involve securities, may be viewed as principal transactions (i.e., transactions between the Account and an Asset Manager Affiliate acting for its own account) under the Advisers Act. In connection with such transactions involving securities, the Asset Manager will obtain any necessary approvals or otherwise comply with the requirements of Section 206(3) or any other applicable provision of the Advisers Act.

(g) Procedure for Account Withdrawals. The Client hereby agrees to notify the Asset Manager at least ten (10) business day prior to any withdrawals from the Account. The Client acknowledges and agrees that withdrawals will be funded first by accessing free cash balances and money market instruments; funds derived from the liquidation of all other assets will be deliverable upon final settlement of the trade(s) funding the withdrawal. Withdrawals will not affect: (a) the validity of any actions the Asset Manager has previously taken, or (b) the Client’s liabilities or obligations for transactions started before withdrawal. Notwithstanding the foregoing, however, the Client understands and agrees that certain types of investments may only be liquidated at certain (sometimes infrequent) times and reasonable extensions to such ten (10)-business day notice period shall be permitted by the Client in good faith to account for bona fide technical or business requirements. The Client acknowledges and agrees that (i) withdrawal requests may require the liquidation of positions, (ii) the timing and manner of any liquidation shall be determined by the Asset Manager, in its sole discretion, acting in good faith and in a manner it considers to be in the best interests of the Account, and (iii) the Asset Manager shall not be liable for any market loss, opportunity cost, tax consequence, penalty, fee, or other expense arising from or relating to any such liquidation or delay therein.

10. Client Records. The Asset Manager shall maintain the books and records pertaining to the management and oversight of the Account throughout the term of this Agreement and for a minimum period of five years after the end of the year in which this Agreement terminates. Such books and records shall be made available for inspection and copying at any time by the Client reasonably requested and upon Client’s expense, upon no less than three (3) business days’ prior written notice.

11. Liability.

(a) Except in the cases of willful misconduct, gross negligence, or fraud (each, a “Disqualifying Action”), none of the Asset Manager, its affiliates or their respective officers, directors and employees (collectively, the “Covered Persons”) shall have any direct liability (whether in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (“Losses”) suffered by the Client as the result of any act or omission by the Asset Manager in connection with, arising out of or relating to the performance of its services hereunder. Except in the cases of willful misconduct, gross negligence, or fraud, no Covered Persons shall have any indirect liability (whether in contract or tort or otherwise) for any Losses suffered by the Client as a result of any act or omission by the Asset Manager in connection with, arising out of, or relating to the performance of its service hereunder. The Client further agrees that no Covered Person shall be liable for any Losses caused, directly or indirectly, by any act or omission of the Client or any act or omission by the Custodian, any broker or dealer to which the Asset Manager or the Client directs transactions for the Account, any third party service provider selected by the Asset Manager with reasonable care to act on behalf of the Client, or by any other non-party, unless such acts, omissions or other conduct is at the direction of the Asset Manager and the Asset Manager’s direction constitutes a Disqualifying Action. Without limiting anything in this Section 11(a), in no case shall any Covered Persons be liable for any Losses caused, directly or indirectly, by the error, negligence or misconduct of a Custodian, broker, dealer, exchange, staking validator, or other online platform or service (however described) (collectively, a “Platform”), the bankruptcy, insolvency, receivership, administrative or similar proceeding involving a Platform, a pause in or suspension of withdrawals from a Platform (however described and for whatever reason), the hack of a Platform, or by any other cause that does not constitute a Covered Person’s Disqualifying Action.

(b) The Asset Manager and any person acting on its behalf shall be entitled to rely in good faith upon information, opinions, reports or statements of legal counsel (as to matters of law) and accountants (as to matters of accounting or tax) and, accordingly, such good faith reliance by a person shall not constitute a Disqualifying Action so long as such counsel or accountant is qualified and was selected and consulted with due care. Under no circumstances shall the Asset Manager or any Covered Person be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages.

(c) The Client agrees to indemnify and hold harmless each of the Covered Persons, against any Losses suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) (i) the operations, business or affairs of the Client, or any actions taken by the Asset Manager or failure by it to act (even if negligent) in connection with this Agreement (including, without limitation, any Losses arising as a result of any operational errors committed by or erroneous instructions provided by the Client), (ii) a Disqualifying Action by the Client, or (iii) the Client’s breach of this Agreement, in each case except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of such Covered Person.

(d) To the fullest extent permitted by law, the Client shall, upon the request of any Covered Person, advance or promptly reimburse such Covered Person’s out-of-pocket costs of investigation (whether internal or external), litigation or appeal, including attorneys’ reasonable and documented fees and disbursements, reasonably incurred in responding to, litigating or endeavoring to settle any claim, action, suit, investigation or proceeding, whether or not pending or threatened, and whether or not any Covered Person is a party, arising out of or in connection with or relating to the operations, business or affairs of the or in furtherance of the interests of the Client (a “Claim”); provided that the affected Covered Person shall, as a condition of such Covered Person’s right to receive such advances and reimbursements, undertake in writing to promptly repay the applicable funds for all such advancements or reimbursements if a final judgment of a court of competent jurisdiction has determined that such Covered Person is not then entitled to indemnification under this Section 11. If any Covered Person recovers any amounts in respect of any Claims from insurance coverage or any third-party source, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Client for any amounts previously paid to it by the Client in respect of such Claims.

(e) Promptly after receipt by a Covered Person of notice of any Claim or of the commencement of any action or proceeding involving a Claim, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Client, give written notice to the Client of the receipt of such Claim or the commencement of such action or proceeding; provided, that the failure of any Covered Person to give notice as provided herein shall not relieve the Client of its obligations hereunder, except to the extent that the Client is actually prejudiced by such failure to give notice.

(f) Each Covered Person shall cooperate with the Client and its counsel in responding to, defending and endeavoring to settle any proceedings or Losses that may be subject to indemnification by the Client pursuant to this Section 11. Without limiting the generality of the immediately preceding sentence, if any proceeding is commenced against a Covered Person, the Client shall be entitled to participate in and to assume the defense thereof to the extent that the Client may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Client to such Covered Person of the Client’s election to assume the defense thereof, the Client shall not be liable for expenses subsequently incurred by such Covered Person without the consent of the Client (which shall not be unreasonably withheld) in connection with the defense thereof. Without the Covered Person’s consent, the Client will not consent to entry of any judgment in or enter into any settlement of any such action or proceeding which does not include as an unconditional term thereof the giving by every claimant or plaintiff to such Covered Person of a release from all liability in respect of such claim or litigation.

(g) The right of any Covered Person to indemnification as provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives.

(h) The federal laws may impose liabilities under certain circumstances on persons who act in good faith; therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the undersigned may have under any applicable federal law.

12. Confidentiality. The Client acknowledges that it may receive or have access to confidential proprietary information of the Asset Manager which is proprietary in nature and non-public, including, without limitation, information regarding the Asset Manager’s investment methodologies, systems and forms, trade secrets and the like (the “Asset Manager’s Confidential Information”). The Client agrees not to disclose or cause to be disclosed any of the Asset Manager’s Confidential Information to any person or use any of the Asset Manager’s Confidential Information for its own purposes or its own account, except in connection with its investment in the Account and except as otherwise required by any regulatory authority, law or regulation, or by legal process; provided, however, that the Client shall provide the Asset Manager with prior notice of any such disclosure and the circumstances surrounding such request so that the Asset Manager may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy by the disclosing party, the Client, in the written opinion of legal counsel satisfactory to the Asset Manager, is nonetheless legally compelled to disclose the Asset Manager’s Confidential Information or else stand liable for contempt or suffer other censure or penalty, the Client may, without liability hereunder, disclose only that portion of the Asset Manager’s Confidential Information which such counsel advises the receiving party is legally required to be disclosed, provided that the receiving party exercise its best efforts to preserve the confidentiality of the Asset Manager’s Confidential Information, including, without limitation, by cooperating with the Asset Manager to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Asset Manager’s Confidential Information. For the avoidance of doubt, nothing herein shall prohibit the Client from reporting possible violations of federal or state laws or regulations to any federal or state governmental agency, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission, Congress, and any agency inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal or state laws or regulations, and nothing herein or any such other documents shall require the Client to notify the Asset Manager that it has made such reports or disclosures.

13. Term and Survival; Exclusivity.

(a) This Agreement shall be effective on the Effective Date and will, unless early terminated in accordance with the provisions of this Section 13, continue in effect until the tenth (10th) anniversary of the Effective Date (the “Stated Termination Date”) and, unless a Party elects to not continue the effectiveness of this Agreement as provided in Section 13(b), shall thereafter continue for successive five-year renewal periods upon the mutual agreement of the Asset Manager and the Client (each, a “Renewal Period”, and the period during which this Agreement is in effect, the “Term”). Notwithstanding anything to the contrary set forth herein, the rights and obligations of the Parties hereunder are not effective until the Effective Date.

(b) This Agreement may be terminated at any time for Cause (i) by the Client upon at least thirty (30) days prior written notice to the Asset Manager and (ii) by the Asset Manager upon at least sixty (60) days prior written notice to the Client (unless stated otherwise below). Each such notice set forth in this Section 13(b) shall be referred to as a “Termination Notice”. Notwithstanding anything to the contrary in the foregoing, the Asset Manager may immediately terminate this Agreement upon written notice to the Client if the Asset Manager reasonably determines that the continuation of its services or this Agreement would result in a violation of any applicable law, regulation, or regulatory guidance. If the Client terminates this Agreement for Cause pursuant to this Section 13(b), the Client shall remain fully responsible for, and shall promptly reimburse the Asset Manager for, any and all costs, fees, expenses, penalties, or other amounts that are or become due and payable to any vendors, service providers, or other third parties engaged by the Asset Manager for the benefit of the Client in connection with this Agreement, including, without limitation, any amounts arising from the early termination of contracts or agreements with such vendors or service providers, regardless of whether such amounts relate to minimum terms, early termination fees, or other contractual obligations.

(c) For the purposes hereof, the term “Cause” means (i) with respect to the Asset Manager, (A)(I) fraud, (II) bad faith resulting in a material breach of this Agreement, or (III) any action or omission constituting gross negligence in performing its obligations under this Agreement, which in each case of (II) or (III) results in a material adverse effect on the Client; provided, that the Asset Manager shall have a cure period of thirty (30) days following notice of an occurrence of (I) or (II) if such breach, action or omission, as applicable is curable), (B) an Act of Insolvency occurring with respect to the Asset Manager; provided that an Act of Insolvency shall not be deemed to occur if the Asset Manager assigns its obligations under this Agreement to an affiliate that is not subject to an Act of Insolvency, and (C) is dissolved; provided that such dissolution shall not be deemed to occur if the Asset Manager assigns its obligations under this Agreement to an affiliate that is not subject to dissolution; and (ii) with respect to the Client (A) a material breach by the Client of its obligations under this Agreement (provided, that the Client shall have a cure period of thirty (30) days following notice of breach in the case of any such breach that is susceptible of cure) or (B) it becomes unlawful under any applicable law (as determined by the Asset Manager in its sole discretion) for the Asset Manager to perform its obligations under the Agreement, in which case the Asset Manager may immediately suspend its performance of all obligations under this Agreement and may terminate this Agreement with 3 days prior written notice.

(d) For the purposes hereof, “Act of Insolvency” means the Asset Manager (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (iii) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (iv) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; or (v) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter.

(e) In the event that this Agreement is terminated pursuant to Section 13(b) for Cause by the Asset Manager, the Asset Manager shall be entitled to any and all damages and legal remedies arising from or in connection therewith including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost future profits and business in the future.

(f) Termination shall not affect liabilities or obligations incurred or arising from transactions initiated under this Agreement prior to such termination, including the provisions regarding arbitration, which shall survive any expiration or termination of this Agreement. Upon termination, it is the Client’s responsibility to monitor the Account Assets and it is understood and acknowledged that the Asset Manager will have no further obligation to act or advise with respect to those Account Assets.

14. Electronic Delivery. The Client hereby agrees and provides its consent to have the Asset Manager electronically deliver Account Communications. “Account Communications” means all current and future account statements; privacy statements; audited financial information, if applicable; this Agreement (including all supplements and amendments hereto); the Asset Manager’s Privacy Notice and updates thereto; notices and other information, documents, data and records regarding the Account Assets. Electronic communications include e-mail delivery as well as electronically making available to the Client Account Communications on the Asset Manager’s Internet site, if applicable. By signing this Agreement, the Client consents to electronic delivery as described in the preceding three sentences. It is the Client’s affirmative obligation to notify the Asset Manager in writing if the Client’s email address changes. The Client may revoke or restrict its consent to electronic delivery of Account Communications at any time by notifying the Asset Manager, in writing, of the Client’s intention to do so. Neither the Asset Manager nor its affiliates will be liable for any interception of Account Communications. The Client should note that no additional charge for electronic delivery will be assessed, but the Client may incur charges from its Internet service provider or other Internet access provider. In addition, there are risks, such as systems outages, that are associated with electronic delivery.

15. General Provisions.

(a) Assignment. This Agreement shall be binding upon and inure to the benefit of the Client, the Asset Manager and their respective successors and permitted assigns. No Party to this Agreement may assign (as that term is defined and interpreted under the Advisers Act) all or any portion of its rights, obligations or liabilities under this Agreement without the consent of the other Party to this Agreement.

(b) Independent Contractor. It is understood and agreed that the Asset Manager shall be deemed to be an independent contractor of the Client and that the Asset Manager shall not have authority to act for or represent the Client in any way and shall not otherwise be deemed to be agent of the Client. Nothing contained herein shall create or constitute the Asset Manager and the Client as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

(c) Third Party Beneficiaries. This Agreement is not intended to and does not convey any rights to persons not a Party to this Agreement, except that a Covered Person may in its own right enforce Section 11 of this Agreement.

(d) Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter.

(e) Amendments. Except to the extent otherwise expressly provided herein, this Agreement may not be amended except in a writing signed by the Parties hereto.

(f) Waivers. Each Party may by written consent waive, either prospectively or retrospectively and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver of any such right constitute any further waiver of such or any other right hereunder. No waiver of any right by any Party hereto shall be construed as a waiver of the same or any other right at any other time.

(g) Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the Party giving the notice and shall be mailed by first class mail or sent by courier or by email (including email with an attached PDF) or other electronic transmission with confirmation of transmission to the other Party at the address set forth below or to such other address as a Party may from time to time specify to the other Party by such notice hereunder.

If to the Asset Manager:

Hivemind Capital Partners, LLC

315 Park Avenue South

New York, New York

4th Floor

Email:

Attn:

If to the Client:

Agriforce Growing Systems Ltd.

333 Washington Avenue North

800-525 West 8th Avenue

Vancouver, BC V5Y 1C6

Email:

Attn:

Any such communications, notices, instructions or disclosures shall be deemed duly given when deposited by first class mail address as provided above, when delivered to such address by courier or when sent by email (including email with an attached PDF) or other electronic transmission (with the receipt confirmed).

(h) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of law.

(i) Arbitration. Notwithstanding anything herein to the contrary, including the Parties’ submission to jurisdiction of the courts of the State of New York pursuant to Section 15(j) below, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the New York offices of the Judicial Arbitration and Mediation Service Inc. or its successor (“JAMS”) before three (3) qualified arbitrators, one (1) selected by each Party and one (1) selected by both Parties. The arbitration shall be administered by JAMS under its Comprehensive Arbitration Rules and Procedures (the “Rules”) in accordance with the expedited procedures in those Rules. Judgment on the arbitration award may be entered in any state or federal court sitting in New York, New York or in any other applicable court. This Section 15(i) shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In the event that this Agreement is terminated pursuant to this Section 15(i), the Asset Manager shall be entitled to any and all damages and legal remedies arising from or in connection with such default but limited to direct damages and lost profits and business in the future. Any arbitration arising out of or related to this Agreement shall be conducted in accordance with the expedited procedures set forth in the Rules as those Rules exist on the effective date of this Agreement. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered in any court having jurisdiction. The arbitrators may issue awards for all damages and legal remedies arising from or in connection with such default including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost profits and business in the future. Any Party may, without inconsistency with this arbitration provision, apply to any state or federal court sitting in New York, New York and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitration will be conducted in the English language. The arbitrators shall decide the dispute in accordance with the law of the State of New York. The arbitration provisions contained herein are self-executing and will remain in full force and effect after expiration or termination of this Agreement. The costs and expenses of the arbitration shall be funded fifty percent (50%) by the claimant and the remaining fifty percent (50%) shall be split equally among the respondent(s). All Parties shall bear their own attorneys’ fees during the arbitration. The prevailing Party on substantially all its claims shall be repaid all of such costs and expenses by the non-prevailing Party within ten (10) days after receiving notice of the arbitrator’s decision.

(j) Submission to Jurisdiction; Consent to Service of Process. Subject to Section 15(j) above, the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of and consent to service of process and venue in the state and federal courts in the County of New York, State of New York in any dispute, claim, controversy, action, suit or proceeding between the Parties arising out of this Agreement which are permitted to be filed or determined in such court. Subject to Section 15(i) above, the Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that process may be served in any action, suit or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the Party’s address set forth in Section 15(g) of this Agreement or to such other address to which the Party shall have given written notice to the other Party. The Parties agree that such service shall be deemed in every respect effective service of process upon such Party in any such action, suit or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Party. Nothing in this Section 15(j) shall affect the right of the Parties to serve process in any manner permitted by law.

(k) Force Majeure. No Party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays or defects arise out of causes beyond the control and without the fault or negligence of the offending Party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts of the state in its sovereign capacity, fires, floods, earthquakes, power failure, tariffs, government regulations or executive orders, disabling strikes, epidemics, pandemics, quarantine restrictions and freight embargoes.

(l) Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

(m) Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(n) Survival. The obligations under Sections 6, 8, 11, 12, 15(h), 15(i), and 15(j) shall survive the termination or expiration of this Agreement.

(o) Counterparts; Electronic Signature and Delivery. This Agreement may be executed in counterparts, including counterparts sent via PDF other electronic transmission, each of which, when taken together shall constitute one and the same instrument. This Agreement may also be executed and delivered by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the Effective Date.

ASSET MANAGER

HIVEMIND CAPITAL PARTNERS, LLC

By:	/s/ Yechuan Zhang
Name:	Yechuan Zhang
Title:	Founder and Managing Partner

CLIENT

Agriforce Growing Systems Ltd.

By:	/s/ Jolie Kahn
Name:	Jolie Kahn
Title:	Chief Executive Officer

[Signature Page to Asset Management Agreement Between Agriforce Growing Systems Ltd. and Hivemind Capital Partners, LLC]

Schedule A

List of Client Account(s) and Wallet(s)

Schedule B

Client Authorized Person List